REAL ESTATE SALE AGREEMENT

                 FOR SIX COMMERCIAL RETAIL PROPERTIES LOCATED IN

            ANDERSON, CALIFORNIA, known as PRIME OUTLETS AT ANDERSON
              CALHOUN, GEORGIA, known as PRIME OUTLETS AT CALHOUN,
           GAFFNEY, SOUTH CAROLINA, known as PRIME OUTLETS AT GAFFNEY,
               LATHAM, NEW YORK, known as PRIME OUTLETS AT LATHAM,
             LEE, MASSACHUSETTS, known as PRIME OUTLETS AT LEE, and
                   LODI, OHIO, known as PRIME OUTLETS AT LODI,

                                 BY AND BETWEEN

    SHASTA OUTLET CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (doing business in California as Anderson Outlet Center Limited Partnership)
      THE PRIME OUTLETS AT CALHOUN LIMITED PARTNERSHIP, a Delaware limited partnership,
   CAROLINA FACTORY SHOPS LIMITED PARTNERSHIP, a Delaware limited partnership
    LATHAM FACTORY STORES LIMITED PARTNERSHIP, a Delaware limited partnership THE PRIME OUTLETS AT LEE LIMITED PARTNERSHIP, a Delaware limited partnership,
    PRIME LEE DEVELOPMENT LIMITED PARTNERSHIP, a Delaware limited partnership BUCKEYE FACTORY SHOPS LIMITED PARTNERSHIP, a Delaware limited partnership,

                            COLLECTIVELY, AS SELLERS

                                       AND

                                PWG CAPITAL, LLC,
                      a Delaware limited liability company,

                                  AS PURCHASER

                           REAL ESTATE SALE AGREEMENT


     THIS REAL ESTATE SALE AGREEMENT ("Agreement") is made and entered into as of the 9th day of January, 2002 (the "Effective Date"), by and between Shasta Outlet Center Limited Partnership, a Delaware limited partnership doing business in the State of California as Anderson Outlet Center Limited Partnership (the "Anderson Seller"), The Prime Outlets at Calhoun Limited Partnership, a Delaware limited partnership, (the "Calhoun Seller"), Carolina Factory Shops Limited Partnership, a Delaware limited partnership(the "Gaffney Seller"), Latham Factory Stores Limited Partnership, a Delaware limited partnership (the "Latham Seller"), The Prime Outlets at Lee Limited Partnership, and Prime Lee Development Limited Partnership, both Delaware limited partnerships, (together, the "Lee Seller") and Buckeye Factory Shops Limited Partnership, a Delaware limited partnership, "Lodi Seller") (the Anderson Seller, the Calhoun Seller, the Gaffney Seller, the Latham Seller, the Lee Seller and the Lodi Seller are collectively referred to herein as "Seller") and PWG Capital, LLC, a Delaware limited liability company (the "Purchaser").

                                    RECITALS:

    A. The Anderson Seller owns legal title in fee simple real property consisting of approximately 18.9 acres of land legally described in Exhibit A-1 hereto (the "Anderson Site") located at 1699 State Highway 273 in the City of Anderson, County of Shasta, State of California.

    B. The Calhoun Seller owns legal title in fee simple real property consisting of approximately 37.8 acres of land legally described in Exhibit A-2 (the "Calhoun Site") located at 455 Outlet Road (Interstate 75 and Route 53) in the City of Calhoun, County of Gordon, State of Georgia.

    C.  The  Gaffney  Seller is the  ground  lessee  under  that  certain  Lease
Agreement dated December 19, 1996 by and between Cherokee County, South Carolina, as ground lessor, and Gaffney Seller, as ground lessee, as amended by First Amendment to that Certain Lease Agreement between Cherokee County, South Carolina and Carolina Factory Shops Limited Partnership dated December 19, 1996 (as amended, the "Gaffney Ground Lease"), which pertains to real property consisting of approximately 53.3 acres of land legally described in Exhibit A-3 (the "Gaffney Site") located at Interstate 85 and Route 105 in the City of Gaffney, County of Cherokee, State of South Carolina.

    D. The Latham Seller owns legal title in fee simple real property consisting of approximately 6 acres of land legally described in Exhibit A-4 (the "Latham Site") located at 400 Old Loundon Road in the Town of Latham, County of Albany, State of New York.

    E. The Lee Seller owns legal title in fee simple real property consisting of approximately 218 acres of land legally described in Exhibit A-5 (the "Lee Site") located at 50 Water Street in the City of Lee, County of Berkshire, State of Massachusetts.

    F. The Lodi Seller owns legal title in fee simple real property consisting of approximately 48.17 acres of land legally described in Exhibit A-6 (the "Lodi Site") located at Interstate 71 and State Route 83 in the City of Lodi, County of Medina, State of Ohio.

    G. Seller is interested in selling, and Purchaser is interested in purchasing, the Anderson Site, the Calhoun Site, the Latham Site, the Lee Site, the Lodi Site and the Gaffney Seller's ground lease interest in the Gaffney Site (each of which, a "Site") in accordance with and subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

    1. Sale and Purchase. Subject to the terms and provisions of this Agreement, Seller agrees to sell, convey, and assign unto Purchaser, and Purchaser agrees to purchase from Seller all of the Anderson Site, the Calhoun Site, the Latham Site, the Lee Site and the Lodi Site, each of the foregoing in fee simple, as well as Gaffney Seller's ground lease interest in the Gaffney Site (collectively, the "Land"), together with all rights, privileges, easements, tenements, hereditaments, rights of way and appurtenances which belong or appertain to the Land, including, without limitation, Seller's rights (if any) to all minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights and water stock, if any, relating to the Land (collectively, the "Appurtenances"), and all tangible and intangible property located at the Land and owned or held by Seller in connection with the Land or with the use thereof, including, without limitation, permits, authorizations, approvals, maps, surveys, plans, leases, licenses, rental contracts and agreements (collectively, the "Personal Property"). The Land and Appurtenances are hereinafter collectively referred to as the "Real Property". The Real Property and the Personal Property are hereinafter collectively referred to as the "Property".

    2.  Purchase Price: Earnest Money

    A. Total Purchase Price. The price to be paid for the Property (the "Purchase Price") is One Hundred Twenty Million Two Hundred Fifty Thousand and No/ 100 Dollars ($120,250,000.00) payable at Closing (as defined herein) in cash or wired funds, subject to adjustments and prorations. For purposes of transfer taxes, sales taxes and title insurance only, the Purchase Price shall be allocated among the Anderson Site, the Calhoun Site, the Gaffney Site, the Latham Site, the Lee Site and the Lodi Site in the manner set forth on Exhibit B.

    B. Earnest Money. Within five (5) days after the Effective Date of this Agreement, Purchaser shall deposit the sum of One Million and 00/100 Dollars ($1,000,000.00) (including any interest earned and accrued, the "Earnest Money"), in immediately available funds, into an escrow (the "Earnest Money Escrow") established with the National Business Unit of Chicago Title Insurance Company located in Washington, D.C. (the "Escrow Holder"), in accordance with the escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit C. In addition, provided that this Agreement has not been terminated on or before the conclusion of the Feasibility Period (defined below), Purchaser shall deposit an additional Five Hundred Thousand and No/100 Dollars ($500,000.00) with the Escrow Holder no later than three (3) business days after the expiration of the Feasibility Period (hereinafter defined), which, once deposited, shall also constitute Earnest Money for purposes hereof. All sums delivered to the Escrow Holder as Earnest Money shall be invested in a money market fund or in such other investment instrument or account designated by Purchaser and reasonably approved by Seller, and as more specifically addressed in the Escrow Agreement. At the Closing, the Earnest Money shall be applied to the Purchase Price. If the Earnest Money is returned to Purchaser pursuant to Section 3(C) or applied against the Purchase Price pursuant to
Section 16, all interest earned on the Earnest Money shall be deemed to be income of Purchaser.

    3.  Feasibility Period.

    A. This Agreement shall be contingent upon Purchaser's satisfaction with the Property and the condition thereof and its suitability for Purchaser's intended use, as well as Purchaser's ability to finance the Property, as determined in Purchaser's sole and absolute discretion and judgment during the period commencing on the Effective Date and ending upon the later of (i) thirty-five days after the Effective Date or (ii) the date which is five (5) days after Seller shall have delivered to Purchaser Tenant Estoppels (as hereinafter defined) in compliance with the requirements of Section 8(E) hereof from Tenants representing at least fifty percent (50%) of the aggregate leased and occupied leasable area located in the Property, as defined in Section 8(E) hereof (the "Feasibility Period").

    B. During the Feasibility Period, Purchaser shall have the right to obtain appraisals and physically inspect the condition of the Property and to conduct various studies and tests with respect to the Property that Purchaser, in its sole discretion, deems desirable, including, but not limited to, financing availability, economic feasibility studies, entitlement reviews and investigations, title and survey reviews, drainage and wetlands reviews and investigations, soil tests, engineering and structural tests and inspections, other physical site inspections, environmental and hazardous and toxic waste tests, and hydrology tests, as well as any other tests, studies or investigations it desires, but subject to the following:

(1) Purchaser shall notify Seller not less than forty-eight (48) hours in advance of any entry, inspection, or test on the Property, and permit Seller to accompany Purchaser on any such entry, inspection, or test.

(2) Purchaser shall promptly after completion of any entry, inspection or test, restore the Property, at its sole cost, to the condition which existed immediately prior thereto.

(3) Purchaser assumes any risk of damage or destruction to property or injury to persons resulting from its surveys, studies, tests, engineering, structural and other investigations and environmental assessments of the Property , and agrees to defend, indemnify and save Seller harmless from and against all claims or demands, liabilities, costs, losses, damages, suits, proceedings and similar obligations (including without limitation, reasonable attorneys fees and costs) incurred directly on account of any loss, damage or injury to any person or property by reason of any act or omission of Purchaser, its consultants, agents, contractors, representatives and employees in conducting such surveys, studies, tests, investigations and assessments.

(4) Purchaser agrees that if the need arises to notify under applicable laws any federal, state or local public agencies of any conditions on the Property, as a result of any findings in the environmental assessment or any other test, investigation or study performed by or for Purchaser, Purchaser shall immediately notify Seller and, to the extent consistent with applicable law, Seller, not Purchaser, shall make such disclosure as Seller deems appropriate. In no event shall this subsection require Purchaser to violate any obligation, duty or requirement of applicable law, and if Seller does not so notify such public agency in a timely manner after such notice, Purchaser may do so if required.

(5) Purchaser shall take no action which would permit the imposition of a mechanic's or material man's lien against the Property, and Purchaser, by execution of this Agreement, hereby indemnifies and holds harmless Seller from and against any and all liability, cost or expense (including reasonable counsel fees and court costs) imposed upon or asserted against Seller as a result of any activity on the Property by Purchaser, its agents, representatives, contractors or employees.

    C. At any time during the Feasibility Period, Purchaser, in Purchaser's sole and absolute discretion, may, upon written notice to Seller, terminate this Agreement, in which event, all of the rights, duties, and obligations of the parties shall immediately terminate, and this Agreement shall be null, void and of no further force or effect, except that any obligations of Purchaser under this Section 3 or elsewhere in this Agreement to either restore the Property or to indemnify and hold harmless Seller shall survive the termination of this Agreement. If, in Purchaser's sole judgment and discretion, Purchaser decides that it does not wish to proceed with the purchase, Purchaser may give Seller written notice of such fact on or before the end of the Feasibility Period and in accordance with the provisions of this Agreement. Upon termination prior to the end of the Feasibility Period in accordance with the provisions of this Agreement, the Escrow Holder shall immediately return the Earnest Money to Purchaser.

    D. The parties acknowledge that the six Sites shall be conveyed to Purchaser as a single "all or nothing" transaction, and Purchaser shall have no ability to terminate this Agreement as to a particular Site.

    E. If Purchaser does not notify Seller in accordance with the provisions of this Agreement, on or before the end of the Feasibility Period, of Purchaser's election to proceed to Closing, this Agreement shall automatically terminate, and the Earnest Money shall be refunded to Purchaser promptly following the expiration of the Feasibility Period.

    F. Seller shall cooperate reasonably with Purchaser and Purchaser's agents, employees, and representatives in connection with Purchaser's inspections, tests, surveys and studies of the Property, but shall not be obligated to incur any costs or liability in connection therewith, except as expressly set forth to the contrary in this Agreement.

    G. Before entering onto the Property to conduct physical tests pursuant to this Agreement, Purchaser or its testing agent shall provide to Seller a certificate of insurance evidencing a policy of commercial general liability insurance, in form and content satisfactory to Seller in its reasonable opinion, naming Seller as an additional insured, insuring Purchaser against any liability arising out of any injury to or death of any person, or damage to any property, proximately caused by Purchaser, its agents, representatives, contractors or employees. Such policy shall have limits of at least $500,000 as to personal injury or death, and $2,000,000 as to property damage, and shall have deductible amounts of no more than $10,000 for each occurrence.

    4.  Closing.

    A. "Closing" Defined. The term "Closing" shall mean the date on which the Property is conveyed to the Purchaser and the Purchaser makes payment of the Purchase Price to Seller. For purposes hereof, the conveyance shall be made by:

(i) a grant deed substantially in the form attached hereto as Exhibit D-1 (the "Anderson Deed") of the Anderson Site recorded in the Official Records of Shasta County, California;

(ii) a limited warranty deed substantially in the form attached hereto as Exhibit D-2 (the "Calhoun Deed") of the Calhoun Site recorded in the Official Records of Gordon County, Georgia;

(iii)an assignment of the Gaffney Seller's leasehold interest pursuant to the Gaffney Ground Lease and quitclaim deed, substantially in the form attached hereto as Exhibit D-3 (the "Gaffney Ground Lease Assignment") in the Gaffney Site recorded in the Official Records of Cherokee County, South Carolina;

(iv) a special warranty deed substantially in the form attached hereto as Exhibit D-4 (the "Latham Deed") of the Latham Site recorded in the Official Records of Albany County, New York;

(v) a special warranty deed substantially in the form attached hereto as Exhibit D-5 (the "Lee Deed") of the Lee Site recorded in the Official Records of Berkshire County, Massachusetts;

(vi) a special warranty deed substantially in the form attached hereto as Exhibit D-6 (the "Lodi Deed") of the Lodi Site recorded in the Official Records of Medina County, Ohio (the Anderson Deed, the Calhoun Deed, the Gaffney Ground Lease Assignment, the Latham Deed, the Lee Deed and the Lodi Deed shall collectively be referred to herein as the "Deeds");

(vii)a bill of sale relating to all Personal Property substantially in the form attached hereto as Exhibit E (the "Bill of Sale").

    B.  Closing Date.  The Closing  shall take place on a date  mutually  agreed upon by the parties, which date shall be no later than thirty (30) days following the conclusion of the Feasibility Period (the "Outside Closing Date"). Notwithstanding the foregoing, Purchaser shall have the right to extend the Outside Closing Date for an additional thirty (30) days; provided, however, that in order to extend the Outside Closing Date, Purchaser must give Seller written notice of its intent to do so at least five (5) days prior to the original Outside Closing Date. So long as Seller has posted with the Escrow Holder all executed documents required by Section 16(A) hereof and has otherwise satisfied its Closing requirements hereunder (except for the execution and delivery of a closing statement, which the parties agree shall be agreed upon and executed immediately prior to Closing) on or before the original Outside Closing Date, Purchaser shall post additional Earnest Money in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) in addition to the Earnest Money in the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) to be posted by Purchaser pursuant to Section 2(B) hereof, all of which shall be non-refundable to Purchaser after the conclusion of the Feasibility Period, except in the case of a Seller default hereunder or as otherwise specifically set forth herein. If, at any time after the conclusion of the Feasibility Period, Seller posts with the Escrow Holder all executed documents required by Section 16(A) hereof and has otherwise satisfied its Closing requirements hereunder (except for the execution and delivery of a closing statement, which the parties agree shall be agreed upon and executed immediately prior to Closing), all Earnest Money shall be delivered to Seller by the Escrow Holder to be applied against the Purchase Price at Closing or to be refunded to Purchaser if Seller fails to close hereunder.

    5.  Title Commitments and Policies; Surveys.

    A. Title Commitments. Within twenty (20) days after the Effective Date, Seller shall obtain an ALTA title commitment pertaining to each Site dated on or after the Effective Date, which will subsequently be brought forward and dated to the date of Closing, together with copies of documents of record and all exceptions to title to the Property as indicated therein and a judgment search and UCC search of each Seller (collectively the "Commitments"), prepared by the National Business Unit of Chicago Title Insurance Company located in Washington, D.C. (the "Title Company"). The Title Company shall also deliver to Purchaser a copy of the Commitments. If requested by Purchaser, the Title Company shall provide for reinsurance by another title insurer of a certain portion of the Purchase Price, as mutually agreed by Seller, Purchaser and the Title Company.

     (1) The "Permitted Title Exceptions" shall be defined as (a) matters set forth in the Official Records that affect any Property to which Purchaser does not object as provided below, but excluding any liens (other than a lien or charge caused by Purchaser, its agents, representatives, contractors or employees), (b) non-delinquent real estate taxes for the current tax year and subsequent years, (c) zoning and other restrictions and prohibitions imposed by governmental authorities, (d) rights of tenants under leases and occupancy agreements, (e) the Gaffney Ground Lease, (f) matters of title related to those certain Special Source Revenue Bonds issued by Cherokee County, South Carolina (the "Gaffney Development Bonds"), (g) two life estates granted to certain individuals who currently reside on a portion of the Lee Site, (h) a utility easement to be granted by Gaffney Seller or its ground lessor to Piedmont Natural Gas, or any affiliate thereof, which easement will be granted after the date of this Agreement but prior to Closing and which does not materially and adversely affect the improvements located on the Gaffney Site, and (i) any other title matter related to any particular Site set forth in the Commitments to which Purchaser does not object within ten (10) business days of receipt of the Commitment for such Site. Purchaser shall notify Seller in writing ("Purchaser's Title Objection Notice") of any defects to title with respect to each Site within ten (10) business days of Purchaser's receipt of the Commitment related to such Site. Upon receipt of Purchaser's Title Objection Notice, Seller shall undertake to remedy all defects by the following:

     (i) If the Property or any part thereof shall be subject to any judgment, mortgage or mechanics lien that is not a Permitted Title Exception, Seller shall pay the same at or prior to Closing or make other arrangements reasonably satisfactory to Purchaser to remove such lien as an exception to the Title Policy.

     (ii) If any other title defects shall exist on the Property, other than a Permitted Title Exception, Seller shall have ten (10) business days after receipt of Purchaser's Title Objection Notice to notify Purchaser in writing ("Seller's Title Response Notice") of Seller's election to either (a) use commercially reasonable efforts (provided that the aggregate cost therefore shall not exceed $10,000 per property) to remedy the defects within thirty (30) days following the date of Seller's Title Response Notice (the "Title Cure Period") (in which case Closing shall, if necessary, be extended to accommodate such thirty (30) day Title Cure Period), or (b ) not remedy the defects.

     (2)(a) If Seller elects to remedy the title defects, but is unable to remedy such defects (despite exercising commercially reasonable efforts so to do (subject to the cost limitation set forth in the immediately preceding paragraph)) within the thirty (30) day Title Cure Period, Purchaser shall have the option, exercisable by written notice to Seller within five (5) days following expiration of the Title Cure Period, of the following:

     (i) Proceeding to Closing, taking such title as Seller can deliver, without reduction of the Purchase Price, or

     (ii) Terminating this Agreement, in which event the Escrow Holder shall immediately return to Purchaser the Earnest Money, whereupon all rights, liabilities and obligations of the parties hereto shall terminate and this Agreement shall be null, void and of no further force or effect, except as otherwise expressly set forth to the contrary in this Agreement.

     (b) If Seller elects not to remedy the title defects, Purchaser shall have the option, exercisable by written notice to Seller within ten (10) business days following the date of Seller's Title Response Notice, of the following:

     (i) Proceeding to Closing, taking such title at Closing as Seller can deliver, without reduction of the Purchase Price, or

     (ii) Terminating this Agreement, in which event the Escrow Holder shall immediately return to Purchaser the Earnest Money, whereupon all rights, liabilities and obligations of the parties hereto shall terminate and this Agreement shall be null, void and of no further force or effect, except as otherwise expressly set forth to the contrary in this Agreement.

     (3) At Closing, Seller and Purchaser shall deliver all instruments and assurances as may be reasonably required by the Title Company to induce the Title Company to omit from its insurance policy any defect in or objection or exception to title other than the Permitted Title Exceptions, but in no event will Seller or Purchaser be obligated to deliver or provide any affidavits or indemnifications to the Title Company, except for a FIRPTA affidavit, standard owner's affidavit and GAP indemnity, to the extent required by the Title Company. Seller shall also deliver all documents which it, during the Title Cure Period, affirmatively agreed in writing to deliver, and any failure by Seller to deliver any such document which Seller agreed to deliver during the Title Cure Period shall constitute a default hereunder, notwithstanding anything to the contrary contained in Section 5(A)(2)(a)(ii) above.

    B. Surveys. Within thirty (30) days after the Effective Date, Seller shall obtain an ALTA survey of each of the Anderson Site, the Calhoun Site, the Gaffney Site, the Latham Site, the Lee Site and the Lodi Site (the "Surveys") which shall have such detail as reasonably required by Purchaser and the Title Company. Purchaser shall include all objections to matters of survey in its Title Objection Notice made pursuant to Section 5(A) hereof; provided, however, that, to the extent Purchaser makes such objections based on existing surveys (delivered pursuant to Section 7 below) rather than current Surveys (to be delivered pursuant to this Section 5(B)) because a current Survey is not yet available at the time the Title Objection Notice is delivered, Purchaser may deliver additional objections to "newly discovered survey matters" related to any Site within ten (10) business days of receipt of the new Survey related to such Site, and Purchaser shall respond to such objections in the same manner as Seller shall respond to title objections pursuant to Section 5(A) . For purposes hereof, "newly discovered survey matters" shall mean any matter disclosed on a Survey delivered pursuant to this Section 5(B) which does not appear on any existing survey delivered pursuant to Section 7 hereof.

     6. Title Policy. In connection with the disbursement by Title Company of the Purchase Price at Closing, if required by Purchaser, Title Company shall deliver to Purchaser, in connection with the disbursement by the Title Company of the Purchase Price, an ALTA Owner's Policy of Title Insurance pursuant to the Commitments, with a liability limit equal to the allocated Purchase Price for each of the six Sites, subject, however, to the Permitted Title Exceptions, showing fee simple title to each of the Anderson Site, the Calhoun Site, the Latham Site, the Lee Site and the Lodi Site and a valid ground lessee's interest in the Gaffney Ground Lease, all vested in Purchaser (the "Title Policy").

     7 . Seller's Deliveries: Inspection. To the extent within Seller's possession or reasonable control and to the extent that Seller has not already done so, Seller shall make available the following to Purchaser no later than five (5) days after the Effective Date:

A. Copies of all existing title insurance policies which relate to the Property;

B.   Copies of all existing surveys of the Property;

C.   Copies of operating  statements for the years 1999,  2000 and  year-to-date
     2001  (through   September,   2001)  for  each  Property  (the   "Operating
     Statements");

D. Copy of the most recent real property and personal property tax bills related to each Property;

E.   Rent roll for each Property as of November 1, 2001 (the "Rent Roll");

F. Aging report with respect to each Property as of October 31, 2001 (the "Aging Report");

G. Copies of the leases for retail space with respect to each Property, along with any amendments, exhibits or letter agreements (including, without limitation, any agreement confirming the commencement date and/or expiration date of any such lease) executed with respect thereto (the "Tenant Leases");

H.   Copy of the Gaffney Ground Lease;

I.   Copy of documents related to the Gaffney Development Bonds;

J.   Copies of equipment leases related to any Property; and

K.   Environmental Site Assessments related to any Property.

Notwithstanding any other provision of this Agreement to the contrary, all of such items and documents shall be returned to Seller forthwith upon termination of this Agreement for any reason.

     8. Seller's Covenants. Between the Effective Date and the date of the Closing, Seller shall:

     A. Except as needed to cause the Property to remain in compliance with all laws, ordinances, or other requirements, not alter any Property in any material manner without first obtaining Purchaser's prior written consent, which Purchaser may not unreasonably withhold, condition or delay.

     B. Maintain the Property in a manner generally consistent with the manner that Seller has maintained the Property prior to the Effective Date hereof.

     C. After the Feasibility Period expires, and assuming Purchaser has not terminated this Agreement prior to the expiration of the Feasibility Period, not enter into any leases, contracts or agreements that will bind Purchaser or affect or encumber the Property after Closing without first obtaining Purchaser's prior written consent, which Purchaser shall not unreasonably withhold, condition or delay. Prior to the expiration of the Feasibility Period, Seller may enter into (i) leases without Purchaser's consent, provided it gives Purchaser notice of the new leases at least ten (10) calendar days prior to Landlord's execution, and (ii) contracts and other agreements needed to operate the Property ("Contracts"), provided such contracts and other agreements are terminable on no more than thirty (30) days notice. To the extent that Purchaser specifically requests that a Contract be terminated prior to Closing, Seller shall make commercially reasonable efforts to do so but shall incur no monetary liability in conjunction therewith.

     D. Deliver to Purchaser each and every notice or communication Seller receives from any governmental body relating to the Property from and after the Effective Date upon Seller's receipt of the same.

     E. Procure from tenants leasing space at any property pursuant to a Tenant Lease (the "Tenants"), representing at least eighty percent (80%) of the aggregate leased and occupied leasable area located on the Property, an estoppel certificate substantially in the form set forth on Exhibit S hereto (the "Tenant Estoppels"). For purposes of this Section 8(E), a Tenant Estoppel shall count toward the foregoing eighty percent (80%) requirement so long as the Tenant Estoppel confirms that the applicable lease is in full force and effect and alleges no material defaults by the Seller, and for purposes hereof, a Tenant Estoppel shall count toward the eighty percent (80%) requirement notwithstanding
(a) any dispute  regarding CAM  reconciliations,  prorations or disbursements or
(b) disputes regarding minor maintenance issues. For purposes of determining aggregate leased and occupied leasable area, "Temporary Tenants" whose entire lease term is for a period of less than one (1) year shall be excluded; however, Tenants whose entire lease term is longer than one year, but who may have less than one (1) year remaining on their lease terms or who may be month-to-month Tenants following the expiration of a lease term of more than one (1) year, shall not be considered Temporary Tenants. Seller shall deliver each Tenant
Estoppel to Purchaser promptly upon receipt. If Purchaser concludes that any Tenant Estoppel should not be counted toward the eighty percent (80%) target for the reasons set forth above, Purchaser shall make such objection in writing and deliver it to Seller within seventy-two (72) hours following its receipt thereof. In the event that Seller is not able to deliver the required eighty percent (80%) of Tenant Estoppels on or before the Closing Date for any reason (and Seller shall not be obligated to expend funds in order to satisfy this requirement), Purchaser may terminate this Agreement, and Purchaser's sole remedy for Seller's failure to fulfill its obligations pursuant to this Section 8(E) shall be to receive the return of its Earnest Money, which, if so terminated, shall be refunded to Purchaser.

     F. Cause Prime Retail, L.P. to enter into a master lease agreement, which shall be delivered to Purchaser at Closing, to be executed by both Prime Retail, L.P. and Purchaser at closing, in form and substance reasonably acceptable to both Seller and Purchaser, related to approximately 19,712 square feet of space in the shopping center located on the Anderson Tract formerly occupied by Vanity Fair. Such master lease agreement shall be substantially on the same terms and conditions as the lease with Vanity Fair, provided, however, that such master lease shall contain all of the following terms and conditions: (a) Prime Retail, L.P.'s base rental obligation (exclusive of additional rent) shall be $8.90 per square foot of space, or $175,436.80 per year; (b) to the extent that the Vanity Fair lease contains limits or caps on the amount of additional rent to be paid by the tenant thereunder, all such limits and caps shall be included in the master lease agreement; (c) Prime Retail, L.P. shall have the ability to assign or sublet such space to any tenant not reasonably objectionable to Purchaser;
(d) all tenant upfitting costs or leasing commissions related to any such assignment or subletting shall be entirely at Prime Retail, L.P.'s expense; (e) Prime Retail, L.P. shall deliver a security deposit in the amount of $175,436.80 to Purchaser at Closing; and (f) the master lease shall have a term of five (5) years, commencing on the Closing Date. Purchaser and Seller shall use commercially reasonable efforts to agree upon the terms of the master lease agreement on or before the conclusion of the Feasibility Period.

     9. Representations and Warranties. To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser that as of the Effective Date and through the date of Closing:

     A. Anderson Seller's Due Organization. The Anderson Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Anderson Seller is duly qualified and authorized to transact business in the State of California.

     B. Calhoun Seller's Due Organization. The Calhoun Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Calhoun Seller is duly qualified and authorized to transact business in the State of Georgia.

     C. Gaffney Seller's Due Organization. The Gaffney Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Gaffney Seller is duly qualified and authorized to transact business in the State of South Carolina.

     D. Latham Seller's Due Organization. The Latham Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Latham Seller is duly qualified and authorized to transact business in the State of New York.

     E. Lee Seller's Due Organization. The Lee Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Lee Seller is duly qualified and authorized to transact business in the State of Massachusetts.

     F. Lodi Seller's Due Organization. The Lodi Seller is a duly organized limited partnership, validly subsisting under the laws of the State of Delaware, and the Lodi Seller is duly qualified and authorized to transact business in the State of Ohio.

     G. Capacity and Authority. Each Seller has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the documents, instruments and certificates made or delivered by it pursuant to this Agreement, and the consummation by Seller of the transactions contemplated hereunder and thereunder have been, or will prior to Closing be, duly authorized by all necessary partnership or limited liability company action on the part of Seller.

     H. Legally Binding Obligations. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by any Seller hereunder constitute valid and legally binding obligations of such Seller enforceable against such Seller in accordance with the terms hereof and thereof.

     I. Foreign Persons. No Seller is a "foreign person" (as defined under the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder).

     J. Tenant Leases; Contracts; Tenant Improvement Costs. Seller represents and warrants that, to Seller's knowledge, except as indicated on Exhibit H hereto, it has kept, observed and performed all of the material obligations to be performed on a timely basis by Seller as landlord under the Tenant Leases, as ground lessee under the Gaffney Ground Lease and, except as indicated on Exhibit J hereto, and as owner under the Contracts. All individual repair or maintenance work orders for individual tenants required under written agreements made by Seller with any tenant (other than their respective Leases) and all tenant improvement costs in connection with the Tenant Leases, which Purchaser shall assume in conjunction herewith are also set forth in Exhibit H attached hereto (the "Assumed Tenant Improvement Costs"), for which Purchaser shall receive a credit against the Purchase Price at Closing in the manner and to the extent set forth in Section 17(h) hereof. Notwithstanding the foregoing, Purchaser agrees that Seller shall not have breached this representation and warranty with respect to any matter disclosed to Purchaser in a Tenant Estoppel delivered to Purchaser prior to Closing.

     K. Contracts. Seller has heretofore delivered to Purchaser true, correct and complete copies of all of the Contracts (including all amendments thereto). Except for the Contracts set forth on Exhibit I hereto, there exist no written management, maintenance, operating, service, commission or other similar contracts affecting the Property which will survive the Closing and be binding on Purchaser. To Seller's knowledge, no material default or breach exists on the part of Seller or any service contractor under any Contract, except as set forth on Exhibit J . Seller shall use commercially reasonable efforts to obtain any consents required from the applicable contract parties with respect to the assignment to Purchaser of each Contract and if any such consent cannot be obtained and the applicable contracting party refuses to perform for Purchaser, then Seller shall remain liable for such contract and with respect to Contracts covering motor vehicles shall be entitled to retain or have returned to Seller any motor vehicles covered by such Contact.

     L. Obligations Under Contracts. Seller represents and warrants that it has not entered into any written or oral service, management, maintenance or any other agreement affecting the Property that has not been fully performed and paid by Seller except as indicated on Exhibit J, or terminated by Seller (without cost to Purchaser) on or before the Closing Date, other than the Contracts.

     M. Records. Except to the extent governed by the Management Agreement described in Section 39 hereof, Seller covenants that, for a period of one (1) year after the Closing Date, on Purchaser's request and with reasonable notice, Seller shall make all of its records relating to the Property available to Purchaser for inspection and copying, provided that Purchaser shall reimburse Seller for its reasonable out-of-pocket expenses in connection therewith.

     N. Gaffney Ground Lease. Seller represents and warrants that it has not entered into, terminated, altered, amended or otherwise modified, supplemented or granted consent under the Gaffney Ground Lease, except as otherwise disclosed to Purchaser in writing. Seller has delivered true, correct and complete copies of the Gaffney Ground Lease, and, to Seller's knowledge, there are no breaches or violations under such document by the Gaffney Seller (or the applicable ground lessee thereunder) or the Ground Lessor, or any conditions which, with notice or the passage of time could ripen into a default thereunder.

     O. Utilities. Seller has not received written notice, nor is Seller aware of, of any pending or threatened reduction or elimination of any utility service.

     P. No Insurance or Fire Code Violations. Except as set forth in Schedule 9(P) hereto, Seller has not received any written notices from any insurance company or board of fire underwriters alleging any defects or inadequacies in the Property or any part thereof, nor is Seller aware of any such allegations.

     Q. Leasing Commissions. All leasing commissions or referral fees attributable to the primary term of all Tenant Leases have been or will, by Closing, be paid in full. No brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Tenant Leases, except for the leasing commissions set forth in Exhibit K , the obligations for which shall be Purchaser's responsibility upon Closing.

     R. Unpaid Bills. All bills and claims for water and sewer service and for labor performed or materials furnished to or for the benefit of the Property, or assessments for street or other improvements or any other service or labor which could give rise to a lien for the period on or prior to the Closing Date have been paid in full on or prior to the Closing Date. There are no liens for unpaid water and sewer service charges, mechanics' or materialmen's liens, brokers' liens, or assessments for street or other improvements or for any other service or labor which could give rise to a lien (whether or not perfected) on or affecting the Property, except for the Permitted Exceptions.

     S. Compliance with Other Agreements. Except as to those matters for which consents are to be sought pursuant to the provisions hereof, neither this Agreement nor anything provided to be done hereunder, including, without limitation, the transfer, assignment and sale of the Property violates any written or oral contract, agreement or instrument which affects Seller or the Property or any part thereof and which will become binding on Purchaser after the Closing Date, except as otherwise set forth in Schedule 9(S) hereto.

     T. Litigation. There are no actions or proceedings pending in which Seller is a named party or are, to the best of Seller's knowledge, threatened against Seller or the Property before any court or administrative agency or arbitrator or mediator, which do or will materially adversely affect the Property, except as disclosed on Exhibit L attached hereto.

     U. Seller's Deliveries. To Seller's knowledge, the documents delivered by Seller pursuant to Section 7 hereof are accurate in all material respects as of the date set forth thereon, except as otherwise set forth herein.

     V. Streets; Eminent Domain. Except as set forth on Exhibit M, Seller has received no notice or any existing, proposed or contemplated plans to widen, modify or realign any street or highway, or any existing or proposed or contemplated eminent domain proceedings which would affect the Property in any way whatsoever, or the present use, size, alignment or location of any streets adjacent to the Property, or any planned public improvements which may be constructed on the surface of or underneath the streets in the vicinity of the any buildings located on the Property.

     W. Environmental. Seller will deliver to Purchaser, pursuant to Section 7 hereof, true and correct copies of all environmental reports and environmental site assessments prepared by or on behalf of Seller (or in Seller's possession) in connection with the Property. Except as disclosed to Purchaser in writing or in the documents delivered by Seller pursuant to Section 7 hereof, Seller has not received, nor is Seller aware of, any written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, or the release or threatened release of any Hazardous Materials, or with respect to any other environmental, health or safety matters affecting the Property, or any part thereof, and except as disclosed to Purchaser, has no notice of any such air emissions, water discharges, noise emissions or Hazardous Materials in, on, over, under or adjacent to the Property. Except as disclosed to Purchaser in writing or in the documents delivered by Seller pursuant to Section 7 hereof, Seller has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of any Hazardous Material on the Property, or into the indoor or outdoor environment of the Property. The foregoing representations and warranties do not cover the presence of Excluded Materials (hereafter defined) from whatever the source on, in or under the Property. "Excluded Materials" shall mean (x) Hazardous Materials, other than asbestos containing materials, which may be present in lawful amounts and stored in accordance with applicable Laws as components of paints (excluding lead-based paints), glues, fuels, photocopy equipment supplies, janitorial supplies, cleaning agents and solvents in quantities stored, found or maintained for similar uses in retail shopping centers similar to the Buildings, and (y) mastic containing asbestos and asbestos containing materials in floor or ceiling tile that are not friable.

     X. Personal Property. The Personal Property is free and clear of liens and encumbrances other than those set forth on Exhibit N. There is no personal property, including without limitation furniture, fixtures or supplies, owned by Seller and used by Seller on a substantially exclusive basis in connection with the use and operation of the Property except for the Personal Property and those items expressly excluded from the Property hereunder. Seller covenants that any such additional personal property discovered by Purchaser or Seller after Closing shall be transferred to Purchaser at no additional cost hereunder free and clear of all liens, claims and encumbrances other than the Permitted Exceptions and liens and encumbrances relating to those equipment leases and equipment financing security interests constituting part of the Contracts.

     Y. Tenant Leases. All existing Tenant Leases are listed in the Rent Roll. Seller has delivered, prior to the date hereof, to Purchaser true and complete copies of all Tenant Leases including, but not limited to all amendments and notices of commencement and renewal and all correspondence related thereto. To Seller's knowledge, the Rent Roll and Aging Report are accurate as to the information set forth therein in all material respects as of the date set forth therein. Except as set forth in the Rent Roll and the Tenant Leases or matters of record disclosed in the Title Commitments, Seller has not entered into any oral or written Tenant Leases, nor has Seller given any person (other than the Tenants named in the Rent Roll) any right of possession to the Property or any part thereof, and there are no other Tenant Leases or rights of possession. Except as set forth in the Rent Roll and the Tenant Leases, Seller has not given any concessions of any kind or character (including, without limitation, free or reduced rent, free or reduced parking, buy-out, finish out, moving, refurbishment, Tenant equity in the Property, cash payments to Tenants, lease assumptions and other concessions or allowances granted to induce a Tenant to enter into a lease, or expand or renew a lease, (collectively, "Concessions") to any Tenant. No rent under any Tenant Lease has been paid more than thirty (30) days in advance of its due date by any Tenant. Except as set forth in Exhibit H, no tenant has any defense or offset against enforcement of the Lease by the landlord thereunder accruing after the Closing Date. The Tenant Leases described in the Rent Roll are in full force and effect (except as to tenants in bankruptcy who may assume or reject such Tenant Leases) and, except as set forth on the Rent Roll and the Aging Report, to Seller's knowledge, no breach exists in the payment of rents except as shown on the Rent Roll and Aging Report, no other default or breach exists on the part of any tenant thereunder except as disclosed to Purchaser in writing or identified on the Rent Roll and the Aging Report, and except as set forth in Exhibit H, Seller has not received any notice of any alleged default or breach on the part of Seller thereunder. A list of all security deposits (and a statement as to whether interest is payable thereon in accordance with the terms of the applicable Tenant Lease) shall be supplied along with the Rent Roll. Notwithstanding the foregoing, Purchaser agrees that Seller shall not have breached this representation and warranty with respect to any matter disclosed to Purchaser in a Tenant Estoppel delivered to Purchaser prior to Closing.

     Z. No Options. No commitment, obligation or agreement relating to the purchase, sale or transfer of the Property, including without limitation any right of first refusal, purchase option or redemption right, which would or could prevent Seller from completing the transfer of the Property hereunder or which would bind Purchaser subsequent to the Closing Date, except as set forth in Schedule 9(Z) hereto, has been granted to any Tenant or any other party (other than transfers of leasehold estates under the Tenant Leases and equipment leases constituting part of the Contracts).

     AA. Underlying Title Documents. To Seller's knowledge, there are no material violations by any party under any restrictions, easement or operating agreements, or similar reciprocal easement or operating agreements, with respect to any portion of the Property.

     BB. Gaffney Development Bonds. Seller has delivered true, correct and complete copies of all documents relating to the Gaffney Development Bonds. There are no breaches or violations under any of such documents by Gaffney Seller (or the applicable borrower thereunder), or any conditions which, with notice or the passage of time could ripen into a default thereunder.

     CC. Labor Issues. To Seller's knowledge, (1) no strikes or other material labor disputes are pending or threatened with respect to any portion of the Property; (2) there is no organizing activity involving the employees of Seller pending or threatened by any labor union or group of employees; (3) there are no representation proceedings pending or threatened, with the National Labor Relations Board; and (4) no labor organization or group of employees has made a pending demand for recognition. There are no complaints or charges against Seller pending with any governmental authority or arbitrator based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment by Seller of any individual, except as set forth on Exhibit O. All employees of any Seller working at the Property (or any portion thereof) shall, at Closing, become employees of the manager of the applicable Property, and Purchaser shall not assume such employment contracts or liabilities relating to such employment at Closing.

     DD. Insurance Policies. All of Seller's insurance policies covering the Property, together with the name, title and phone numbers of all appropriate contacts, are listed on Exhibit P attached hereto. No notice has been received by Seller from the insurance company which issued any of such policies stating that any of such policies is not in full force and effect.

     The representations and warranties set forth in this Section 9 shall be true and correct as of the date of this Agreement, and shall be true and correct in all material respects on the date of Closing as if restated in full as of the date of Closing. The representations and warranties set forth in this Section 9 shall survive the Closing for a period of nine (9) months as to the status of facts as they exist on the Closing Date, it being understood that Seller makes no representations and warranties which would apply to changes occurring after the Closing. The words "to Seller's knowledge" as used in this Agreement means the actual knowledge of the following individual(s): Mark Hertz, Robert Brvenik, Frederick Meno and C. Allen Schroeder (only as to the representations and warranties made in Section 9(T) hereof), it being understood that the foregoing individuals shall not personally be liable for any inaccurate or incomplete statement or information.

     10. Disclaimer of Certain Representations or Warranties by Seller.

     A. Except as otherwise expressly provided in this Agreement, Seller does not make any representations, guaranties, promises, statements, assurances or warranties of any kind or nature whatsoever, express or implied, as to the financial condition, business, operations, assets, liabilities or prospects of the Property or any of its operations, of any kind or nature whatsoever.

     B. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Purchaser hereby acknowledges and agrees that it is purchasing the Property in its present "AS IS/WHERE IS" condition and with all defects and neither Seller nor any employee or agent of Seller has made or will make, either express or implied, any representations, guaranties, promises, statements, assurances or warranties of any kind concerning any of the following matters (collectively referred to herein as the "Property Conditions"): (i) the suitability or condition of the Property for any purpose or its fitness for any particular use, (ii) the profitability and/or feasibility of owning, developing, operating, financing, and/or improving the Property, (iii) the physical condition of the Property, (iv) the rentals, income, costs or expenses thereof,
(v) water or utility availability or use restrictions, (vi) geologic/seismic conditions, soil and terrain stability, or drainage, (vii) sewer, septic, and well systems and components, or (viii) or any other past, present or future matter relating to the Property which may affect the Property or its current or future use, habitability, value or desirability.

     C. Purchaser is strongly encouraged to conduct its own inspection and investigation of the Property Conditions referred to above and is further encouraged to obtain, at its expense, expert advice as to such matters from professional inspectors and others. Purchaser acknowledges that as of Closing, pursuant to Section 3 above, it has been given the full opportunity to inspect and investigate such Property Conditions to its own satisfaction or cause such an inspection and investigation by experts engaged by Purchaser.

     11. Purchaser's Representations and Warranties. Purchaser hereby represents and warrants to Seller as follows:

     A. Due Organization and Authorization to Do Business. Purchaser is a duly organized limited liability company, validly subsisting under the laws of Delaware, and either (a) Purchaser is, or prior to the Closing will be, duly qualified and authorized to transact business in the States of California, Georgia, South Carolina, New York, Massachusetts, and Ohio; or (b) if Purchaser elects to have each Site transferred to a separate affiliate (which Purchaser shall be authorized to do, to the extent permitted by Section 25 hereof), that the affiliate acquiring the Anderson Site shall be duly qualified and authorized to do business in the State of California; that the affiliate acquiring the Calhoun Site shall be duly qualified and authorized to do business in the State of Georgia; the affiliate acquiring the Gaffney Site shall be duly qualified and authorized to do business in the State of South Carolina; the affiliate acquiring the Latham Site shall be duly qualified and authorized to do business in the State of New York; the affiliate acquiring the Lee Site shall be duly qualified and authorized to do business in the State of Massachusetts; and the affiliate acquiring the Lodi Site shall be duly qualified and authorized to do business in the State of Ohio.

     B. Legal Capacity and Authority. Purchaser and any affiliate of Purchaser which will acquire title to any Property pursuant hereto has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the documents, instruments and certificates made or delivered by it pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereunder and thereunder have been, or will prior to Closing be, duly authorized by all necessary action. The parties signing this Agreement on behalf of the Purchaser are authorized officers of the respective entities and the respective entities will be bound by the terms of this Agreement.

     C. Validly Binding Obligations. The terms and provisions of this Agreement and all documents, instruments and certificates made or delivered from time to time by Purchaser hereunder constitute valid and legally binding obligations of Purchaser enforceable against Purchaser in accordance with the terms hereof and thereof.

     All representations and warranties of Purchaser contained in this Section 11 or in any other provision of this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct in all material respects on the date of Closing as if restated in full as of the date of Closing. The representations and warranties set forth in this Section 11 shall survive the Closing for a period of six (6) months as to the status of facts as they exist on the Closing Date, it being understood that Purchaser makes no representations and warranties which would apply to changes occurring after the Closing.

     12. Brokers. Purchaser represents and warrants to Seller that in connection with the purchase and sale of the Property, Purchaser and its affiliates have not dealt with any parties other than Seller or its affiliates, with the sole exception of Pearson Partners, Inc., and Purchaser shall be solely responsible for payment of any fees owed Pearson Partners, Inc. in conjunction herewith. Seller represents and warrants that in connection with the sale of the Property, other than Granite Partners, L.L.C. ("Seller's Broker"), Seller and its affiliates have not dealt with any parties other than Purchaser and its affiliates. Seller will be responsible for the payment of a commission to Seller's Broker, and no other party, pursuant to a separate written agreement between Seller and Seller's Broker if and when Closing occurs pursuant to this Agreement. Each party agrees to indemnify and hold the other harmless from and against the claims of any other person, firm, or corporation claiming any brokerage commission, finder's fee, or similar compensation based on any alleged negotiations or dealings with that party contrary to the representations set forth in this Section 12. The representations and warranties as well as the indemnification and other agreements in this Section shall survive Closing and conveyance of title to the Property by deed or any earlier termination of this Agreement.

     13. Joinder in Applications. Prior to Closing, Seller shall, at Purchaser's expense, reasonably cooperate and to the extent reasonably feasible, cause others to cooperate reasonably with Purchaser, in obtaining site plan approval or modification, building or other appropriate permits and other appropriate government approvals in connection with any contemplated renovation of the Property, including the taking of any appeals or such proceedings that may be necessary and appropriate in connection therewith; provided, however, that under no circumstances will any such approvals, permits and proceedings be binding on the Seller, or on the Property until after Closing.

     14. Conditions to Purchaser's Obligation to Close. The obligations of Purchaser to close the transactions contemplated by this Agreement and to pay the Purchase Price are conditioned upon and subject to the satisfaction as of the date of Closing or such other date as may be specified below (or waiver by Purchaser) of each of the following conditions:

     A. Seller shall have materially performed and complied with all agreements, covenants, and conditions to be performed or complied with prior to the date of the Closing.

     B. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the date of the Closing.

     C.  Purchaser  shall  not  have   terminated  this  Agreement   during  the
Feasibility Period.

     If all of the aforementioned conditions have not been satisfied as of the date of Closing, or waived by Purchaser on or before the date of Closing, Purchaser may, in Purchaser's sole and absolute discretion (i) within five (5) days thereafter, terminate this Agreement, in which event the Earnest Money, shall promptly be returned to Purchaser and all rights, obligations, and liabilities under this Agreement shall terminate except as otherwise expressly set forth to the contrary in this Agreement; or (ii) waive such conditions and proceed to Closing.

     15. Conditions to Seller's Obligations to Close. The obligations of Seller to close the transactions contemplated by this Agreement and to transfer the Property are conditioned upon and subject to satisfaction as of the date of Closing or such other date as may be specified below (or waiver by Seller) of each of the following conditions:

     A. Purchaser shall have performed and complied with all agreements, covenants and conditions to be performed or complied with prior to the date of Closing.

     B. All of Purchaser's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the date of the Closing.

     C. Seller shall have obtained the approval of the Board of Directors of Prime Retail, Inc. to the transaction described herein. Seller expects to obtain such approval at a meeting of said Board of Directors which is scheduled to take place January 9, 2001. Seller shall promptly notify Purchaser, after said meeting, as to whether such approval is obtained.

     If all of the aforementioned conditions have not been satisfied as of the date of Closing, or waived by Seller on or before the date of Closing, Seller may, in Seller's sole and absolute discretion (i) within five (5) days thereafter, terminate this Agreement in which event the Earnest Money, shall be paid to Seller as liquidated damages (and not as a penalty), and all rights, obligations and liabilities under this Agreement shall terminate except as otherwise expressly set forth to the contrary in this Agreement; (ii) one time only, extend, for an additional thirty (30) days, the period during which the conditions must be satisfied; or (iii) waive such conditions and proceed to Closing.

     16. Provisions with Respect to Closing.

     A. Prior to Closing, and provided that all conditions precedent to Seller's obligations under this Agreement are satisfied or waived in writing, Seller shall deliver to the Title Company the following:

(1) the Anderson Deed duly executed and acknowledged by the Anderson Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(2) the Calhoun Deed duly executed and acknowledged by the Calhoun Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(3) the Gaffney Ground Lease Assignment (counterpart to be executed by Purchaser) duly executed and acknowledged by the Gaffney Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(4) the Latham Deed duly executed and acknowledged by the Latham Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(5) the Lee Deed duly executed and acknowledged by the Lee Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(6) the Lodi Deed duly executed and acknowledged by the Lodi Seller, conveying to Purchaser fee simple title to the Property, in proper form for recording and subject only to the Permitted Title Exceptions;

(7) the Bill of Sale duly executed and acknowledged by each applicable Seller, conveying to Purchaser title to the Personal Property;

(8) the Assignment and Assumption of Tenant Leases (counterpart to be executed by Purchaser) substantially in the form attached hereto as Exhibit F;

(9) the Assignment and Assumption of Contracts (counterpart to be executed by Purchaser) substantially in the form attached hereto as Exhibit G;

(10) An affidavit, in the form attached hereto as Exhibit Q executed each Seller, stating each Seller's U.S. Taxpayer identification number and that no Seller is not a "foreign person" (as defined under the Foreign
     Investment in Real Property Tax Act and the regulations promulgated thereunder) and that Purchaser is not required to withhold any portion of the Purchase Price under the provisions of such Act;

(11) The Tenant Estoppels received from Tenants as required hereunder (to the extent not already delivered to Purchaser);

(12) Such proof of each Seller's authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company;

(13) An estoppel generally in the form of the Tenant Estoppel attached hereto as Exhibit S; executed by the lessor pursuant to the Gaffney Ground Lease, alleging no defaults thereunder, or other assurance, reasonably satisfactory to Purchaser, that the Gaffney Ground Lease is in full force and effect; and

(14) Letters addressed to all Tenants stating that, after the Closing, all Tenants shall pay rent pursuant to the Tenant Leases to Purchaser or its designee.

     B. On the date of the Closing, and provided that all conditions precedent to Purchaser's obligations under this Agreement are satisfied or waived in writing, Purchaser shall deposit with the Title Company the amount of the Purchase Price (less credits, adjustments, and prorations in accordance with this Agreement) by wire transfer or other immediately available funds. In addition, on the date of Closing, Purchaser shall deliver to the Title Company counterparts of the documents listed in Section (A)(3), (8) and (9) above, such proof of Purchaser's authority and authorization to enter into this Agreement and consummate the transaction hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Purchaser to act for and bind Purchaser as may be reasonably required by the Title Company.

     C. On the date of Closing, the Title Company shall disburse the Purchase Price (inclusive of the Earnest Money to be delivered to the Title Company by the Escrow Holder), as adjusted by prorations and credits and Seller's closing costs, to Seller, and Seller shall deliver possession of the Property to Purchaser in the same condition as provided for in this Agreement, ordinary wear and tear excepted.

     D. Seller shall pay: (i) one half of the title premiums (including title search fees, but not including costs of endorsements) related to the Anderson Site, the Calhoun Site and Lodi Site; (ii) one half of the Survey costs related to Anderson Site, the Calhoun Site and Lodi Site; (iii) the cost of recording matters of title clearance by Seller to the extent required pursuant to Section 5 above, (iv) the costs of having the Property released from any existing financing of the Property, (v) one half of all transfer taxes or sales taxes;
(vi) one half of any escrow fees charged by Escrow Holder and (vii) Seller's legal fees. Purchaser shall pay for (i) one half of the title premiums related to the Anderson Site, the Calhoun Site and Lodi Site (including title search fees), (ii) all title premiums related to the Gaffney Site, the Latham Site and the Lee Site, (iii) all fees related to endorsements to any title policy, (iv) one half of the Survey costs related to the Anderson Site, the Calhoun Site and Lodi Site, (v) all Survey costs related to the Gaffney Site, the Latham Site and the Lee Site, (vi) the cost of recording the Deeds, (vii) one half of all transfer taxes or sales taxes, (viii) the costs and expenses associated with any financing needed by Purchaser, (ix) one half of any escrow fees charged by Escrow Holder and (x) Purchaser's legal fees. If, as a result of no fault of Purchaser or Seller, Closing shall fail to occur, Purchaser and Seller shall each bear one-half of Escrow Holder's fees and charges.

     17. Closing Adjustments; Prorations. Adjustments shall be made between Seller and Purchaser for the following items in the manner described below:

     (a) All rentals (including all CAM, tax, insurance, trash charges, all marketing and promotional charges but excluding all percentage rentals, but including percentage rental if paid in lieu of base rent) and all other income related to the Property shall be prorated between Seller and Purchaser on a per diem basis, as of 11:59 p.m. of the day preceding the date of the Closing (the "Proration Time"). All rentals received by Seller prior to the Closing Date for months after the Closing Date shall be credited to Purchaser at Closing.

     (b) Percentage rentals under each Tenant Lease shall be adjusted between Seller and Purchaser based on the lease year or other applicable annual period used to compute percentage rent under the Tenant Lease (the "Lease Year") with Seller being entitled to a fraction of the total percentage rent paid by the Tenant for the Lease Year determined by dividing the number of days in such Lease Year through the Proration Time by the total number of days in the Lease Year, with Purchaser being entitled to the balance. For instance, if the Proration Time is 11:59 p.m. on December 21, 2001, the Lease Year for a particular tenant expires on January 31, 2002, and the total percentage rent paid by the Tenant is $10,000, Seller would be entitled to $8,876.71 (314/365 x $10,000). To the extent information necessary to determine percentage rent is available, the adjustment for percentage rentals shall occur on the Closing Date; if such information becomes available post-Closing, the parties shall re-prorate thereafter, provided that prorations of percentage rentals shall occur no later than two (2) months after each applicable lease year expires.

     (c) Rents payable under the Gaffney Ground Lease shall be prorated as of the Proration Time, and income received from and/or payments required pursuant to the Gaffney Development Bonds shall also be prorated as of the Proration Time. Seller shall pay in full all invoices, bills and other obligations relating to any Property for the period prior to the Closing Date, regardless of whether the invoices, bills and evidences of other obligations are received prior to, on or after the Closing Date. To the extent practicable, utility meters (other than those payable directly by Tenants to the public utilities) shall be read as soon as practicable prior to the Closing Date. Seller shall assign to Purchaser all of Seller's right, title and interest in all utility security deposits, and Seller shall receive a credit therefor.

     (d) All deposits made by tenants under any Tenant Lease as security for rent, cleaning or any other purpose (whether identified as refundable or non-refundable) that have not been applied in accordance with the terms of the Tenant Leases prior to the Closing Date shall be paid to Purchaser as of the Closing Date, together with, if applicable, the amount of interest then accrued at the interest rate payable with respect thereto in accordance with the terms of the applicable Tenant Lease. If any Deposit is in the form of a letter of credit, such letter of credit shall be transferred by Seller to Purchaser on the Closing Date if it is transferable, or if such letter of credit is not transferable, Seller shall make commercially reasonable efforts to cause the Tenant to deliver a replacement letter of credit, or, at Purchaser's option, Seller and Purchaser shall execute and deliver on the Closing Date a mutually acceptable agreement pursuant to which the benefits of such letter of credit are made available to Purchaser.

     (e) No prorations shall be made for delinquent rentals under the Tenant Leases. Seller reserves the right to use reasonable efforts to collect or attempt to collect such delinquent rentals with respect to those tenants set forth on Exhibit R. Seller agrees that no security deposits will be applied against any Tenant's obligation under any Tenant Lease, except in instances in which (i) the applicable Tenant is in default under its Tenant Lease and (ii) either the applicable Tenant Lease has been terminated, or the Tenant has vacated the applicable premises. In the event any security deposit is so applied, Seller shall make commercially reasonable efforts to have such tenant replace such funds or such security deposit, but Purchaser shall not be entitled to any credit at closing in the event that Seller is unsuccessful in obtaining replacement funds or a replacement security deposit. With respect to all other tenants, Purchaser shall use reasonable efforts to for the benefit of Seller but shall not be required to spend more than nominal sums or to declare a tenant in default to do so. Purchaser agrees, for a period of one (1) year after the Closing Date, to include in its billing to Tenants, invoices for these delinquent rents prepared by Seller and provided to Purchaser, and agrees to refer Tenants having questions as to their invoices to a designated contact person of Seller. Purchaser shall not have the right to forgive the delinquent rentals. Seller shall have no right to attempt to collect delinquent rents (except as specifically provided above) on or after the Closing Date and shall not bring any actions against any tenants with respect thereto, except that Seller may (i) file and prosecute claims for pre-closing rents in a Tenant bankruptcy, (ii) bring any claim or counter-claim relating to pre-closing events against any such tenant who files a legal action against Seller and (iii) if Seller, acting as manager of the Property pursuant to the Property Management Agreement, takes any action to pursue a Tenant for post-Closing rental obligations, Seller may include in such action all unpaid Pre-Closing rent. To the extent that a judgment is obtained prior to Closing with respect to any Tenant, nothing herein shall limit Seller's ability to enforce said judgment, and such judgment shall not be assigned to Purchaser at Closing.

     (f) Rents (exclusive of percentage rentals) collected after the Closing Date shall be applied first to current rents, second to rents past due after the Closing Date, and third to rents past due prior to the Closing Date, all on a tenant by tenant basis.

     (g) Purchaser shall be entitled to a credit at Closing for any unpaid leasing commissions which relate to the period prior to the Closing Date. All leasing commissions which relate to a time after the Proration Time, all of which are listed on Exhibit K hereto, shall be Purchaser's responsibility.

     (h) Purchaser shall be entitled to a credit at Closing for any tenant improvement allowances to which Seller agreed but which have not been paid to such Tenant on or before the Closing Date; provided, however, that Purchaser shall not be entitled to any such credit with respect to a tenant improvement allowance agreed to in conjunction with any Tenant Lease signed after the Effective Date hereof, which Tenant Lease was executed with the approval of the Purchaser.

     (i) At Closing, Seller shall deposit with Purchaser an amount equal to all CAM, tax, trash and insurance (collectively, "Additional Charges") reconciliations for the year in which the Closing occurs which are due tenants under Tenant Leases and not previously paid or credited to tenants. Purchaser and Seller agree to cooperate in good faith post-Closing to reconcile such
Additional Charges. Seller shall reimburse Purchaser for any overpayments of Additional Charges attributable to the period of Seller's ownership under the Tenant Leases (such that, after taking into account the prorations elsewhere in this Section, neither Seller nor Purchaser shall have retained Additional Charges in excess of what each spent). Similarly, Purchaser shall reimburse Seller promptly after receipt of same from tenants for any shortages attributable to the period of Seller's ownership to the extent Purchaser receives reimbursement from Tenants under Tenant Leases.

     (j) All general and special real property, personal property and other ad valorem taxes and assessments, including special assessments, for the Property and all other governmental taxes, fees, charges and assessments affecting the Property or any part thereof shall be prorated as of the Proration Time, on the basis of the most recent reliable information available (which, in the case of real property taxes and assessments, shall be the most current real property tax bill available). Purchaser shall receive a credit in an amount equal to all of such taxes which are due and payable as of the Closing Date (and are unpaid), and Seller shall receive a credit in an amount equal to all such taxes paid by Seller for periods after the Proration Time. Prorations of these amounts shall take into account the rental amounts which are prorated in accordance with
Section 17(a) hereof.

     (k) All payments due under the Contracts shall be prorated as of the Proration Time.

     18. Condemnation. If between the Effective Date and the date of the Closing any condemnation or eminent domain proceedings are initiated, or Seller receives written notice that any condemnation or eminent domain proceedings are threatened, which will result in the taking of any material part of the
Property:

     A. Either Purchaser or Seller may terminate this Agreement, in which event, the Earnest Money shall promptly be returned to Purchaser and all of the rights, duties and obligations of the parties under this Agreement shall immediately terminate and this Agreement shall be null, void and of no further force or affect, except as otherwise expressly set forth to the contrary in this Agreement; or

     B. If neither party terminates this Agreement in accordance with (A) above, the parties shall consummate the transactions contemplated by this Agreement, without reduction of the Purchase Price, in which event Seller shall assign to Purchaser all of Seller's right, title, and interest in and to any award made with respect to the Property in connection with such condemnation or eminent domain proceedings.

     Seller shall immediately notify Purchaser in writing of the threat or the occurrence of any condemnation or eminent domain proceedings for any material part of the Property. Purchaser shall then notify Seller within fifteen (15) business days after the date of Purchaser's receipt of Seller's notice of such condemnation or eminent domain proceedings or the threat of such proceedings whether Purchaser elects to exercise its right under Subparagraph A. or B. of this Section. For purposes of this Section 18, a "material part of the Property" shall mean a portion of the Property which, once taken, reduces the value of the Property by the greater of five percent (5%) or Two Million and No/100 Dollars ($2,000,000).

     19. Damage or Destruction. If between the Effective Date and the date of the Closing, all or any material portion of the Property is damaged or destroyed by fire or other casualty or natural disaster, Seller shall immediately notify Purchaser in writing of such occurrence, and:

     A. Either Purchaser or Seller may terminate this Agreement, in which event the Earnest Money shall promptly be returned to Purchaser and all rights and obligations of the parties hereunder shall immediately terminate and this Agreement shall be null, void, and of no further force or effect, except as otherwise expressly set forth to the contrary in this Agreement; or

     B. If neither party terminates this Agreement in accordance with (A) above, the parties shall consummate the transactions contemplated by this Agreement, without reduction of the Purchase Price, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in any insurance proceeds payable as a result of such fire or casualty.

     For purposes of this Section 19, a "material portion of the Property" shall mean a portion of the Property which, once taken, reduces the value of the Property by the greater of five percent (5%) or Two Million and No/100 Dollars ($2,000,000).

     20. Remedies.

     A. Except as otherwise specifically set forth herein, if Seller fails to consummate the sale of the Property due to a default by Seller hereunder, Purchaser (a) may cancel this Agreement and have the Earnest Money immediately refunded to Purchaser, and (b) shall be entitled to a "Break-Up Fee" of One Million and No/100 Dollars ($1,000,000.00) from Seller, which Break-Up Fee the parties agree constitutes liquidated damages (and not a penalty) in the event of default by Seller (provided, however, that Seller shall remain liable for its indemnification obligations contained in this Agreement). The aforementioned remedies shall be Purchaser's sole and exclusive remedies in the event of a default by Seller, except as set forth in Section 20 (C.) below.

     B. If Purchaser fails to consummate the sale of the Property due to a default by Purchaser, Seller may cancel this Agreement and retain the Earnest Money, which sum the parties agree constitutes liquidated damages (and not a penalty) in the event of default by Purchaser (provided, however, that Purchaser shall remain liable for its indemnification obligations contained in this Agreement). The aforementioned remedies shall be Seller's sole and exclusive remedies in the event of a default by Purchaser, except as set forth in Section 20 (C.) below

     C. If either Purchaser or Seller brings an action to enforce its rights under this Agreement, the successful party shall be reimbursed by the unsuccessful party for all costs of enforcement, including reasonable attorneys' fees and court costs. Tender of deed or purchase money shall not be necessary where the other party has defaulted.

     21. Notices. All notices, demands, requests, and other communications under this Agreement shall be in writing and shall be deemed properly served on the date of delivery if delivered by hand to the party to whose attention it is directed, three (3) days after being sent if mailed postage prepaid, by registered or certified mail, return receipt requested, the next day if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid, or the same date if transmitted by facsimile transmission, provided receipt of the notice is confirmed, orally or in writing by a representative of Seller or Purchaser, as the case may be, addressed as follows:

                           If intended for any Seller to:

                           Prime Retail, L.P .
                           100 East Pratt Street, 19th Floor
                           Baltimore, Maryland 21202
                           Attn.: Mr. Mark Hertz
                           Facsimile No.: (410) 347-0357

                           with copies to:

                           Prime Retail, L.P .
                           100 East Pratt Street, 19th Floor
                           Baltimore, Maryland 21202
                           Attn.: C. Alan Schroeder, Esquire
                           Facsimile No.: (410) 234-1761

                           and

                           Foley & Lardner
                           Three First National Plaza
                           70 West Madison, Suite 4100
                           Chicago, Illinois  60602
                           Attn:  Michael P. Morrison, Esquire
                           Facsimile No.:  (312) 558-6676

                           If intended for Purchaser, to:

                           PWG Capital, LLC
                           610 Fifth Avenue, Suite 506
                           New York, New York  10020
                           Attn:  Mr. Paul A. Pearson
                           Facsimile No.:  (212) 332-2755

                           with a copy to:

                           Herrick, Feinstein LLP
                           2 Park Avenue
                           New York, New York 10016
                           Attn:  Richard J. Brown, Esquire
                           Facsimile No.: (212) 592-1500

or at such other address or to such other party which any party entitled to receive notice designates to the others in writing. Counsel for each party is authorized to serve notices hereunder for the party whom he represents.

     22. Governing Law. This Agreement and the validity, meaning and effect of this Agreement, shall be determined in accordance with the laws of the State of New York, applicable to contracts made and to be performed in that state.

     23.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     24. Captions. The captions of this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions of this Agreement.

     25. Assignability. This Agreement and any of the Purchaser's rights under this Agreement may not be assigned by Purchaser, without the consent of Seller, which consent may be withheld in the sole discretion of Seller. Notwithstanding the foregoing, Seller's consent shall not be required in the event of an assignment by Purchaser of this Agreement to a joint venture, partnership, limited liability company or other form of business organization in which Purchaser owns an interest and regarding which Purchaser or its principals shall, directly or indirectly, exercise primary control, so long as such assignment does not release Purchaser from its obligations hereunder. If the event of any assignment, such assignment shall be expressly conditioned on (i) Purchaser remaining primarily liable following any such assignment, (ii) a transfer and written assignment of Purchaser's interest in the Earnest Money Escrow to the permitted assignee, and (iii) the permitted assignee assuming in writing all of the Purchaser's obligations.

     26. Binding Effect. Subject to the provisions of Section 25 above, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

     27. Partial Invalidity. If any provision or provisions, or any portion of any provision or provisions, of this Agreement is found by a court of law to be in violation of any applicable local, state, or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void, or unenforceable as written, then it is the intent both of Seller and Purchaser that any portion, provision, or provisions shall be given force to the fullest possible extent that they are legal, valid, and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion, provision, or provisions were not contained in this Agreement and that the rights, obligations, and interest of Seller and Purchaser under the remainder of this Agreement shall continue in full force and effect.

     28. Time is of the Essence. Time is of the essence of this Agreement.

     30. Acceptance of Offer. The offer to purchase the Property made by Purchaser by the delivery of a copy of this Agreement as executed on behalf of Purchaser shall automatically terminate and expire at 5:00 p.m. E.S.T. on the Effective Date, unless the offer is accepted earlier by Seller's execution of this Agreement, or a counterpart hereof, and by the return to Purchaser of a fully executed copy of this Agreement on or before the date and time aforementioned. Either party's facsimile transmission of a fully-executed counterpart of this Agreement to the other shall constitute conclusive evidence of execution and delivery of this Agreement, so long as receipt of the facsimile is confirmed, orally or in writing by a representative of Seller and Purchaser, and so long as fully executed originals of this Agreement are executed and deposited with a private receipt courier on the Effective Date guaranteeing next business day delivery.

     31. Entire Agreement. This Agreement contains the final agreement for the purchase and sale of the Property between the parties, and supersedes all prior written or verbal agreements and communications, and neither they nor their agents shall be bound by any terms, conditions, or representations not contained in this Agreement. Any modification shall not be effective unless set forth in writing and executed by both parties. The term "Agreement" when used in any of the documents defining the agreement of the parties for the purchase of the Property shall mean the Agreement with all exhibits, and any written amendments to those documents which are signed by authorized representatives of the parties.

     32. Arbitration; Consent to Jurisdiction. The parties, as a material part of the consideration rendered pursuant to this Agreement, hereby waive any and all rights to the arbitration of disputes arising under the terms of this Agreement. Furthermore, the parties hereto hereby consent to the jurisdiction of the Supreme Court of the State of New York, County of New York and agree that said court may hear any grievance related to this Agreement brought by any party hereto.

     33. Representation by Counsel. Each party to this Agreement represents that it has been represented or had the opportunity to be represented in the signing of this Agreement by independent counsel selected freely, and it has had an opportunity to discuss this Agreement with counsel.

     34. Dates. If any dates hereunder fall on a Saturday, Sunday or legal holiday, such date shall, for purposes of this Agreement, be the next following business day.

     35. No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any person or entity other than the parties hereto.

     36. Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

     37. Fees and Other Expenses. Except as otherwise provided herein, each of the parties shall pay its own fees and expenses in connection with this Agreement.

     38. Construction. The parties hereto hereby acknowledge and agree that (i) each party hereto is of equal bargaining strength, (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement, (iii) each such party has consulted with such party's own independent counsel, and such other professional advisors as such party has deemed appropriate, relating to any and all matters contemplated under this Agreement,
(iv) each such party and such party's counsel and advisors have reviewed this Agreement, (v) each such party has agreed to enter into this Agreement following such review and the rendering of such advice and (vi) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Agreement, or any portions hereof, or any amendments hereto.

     39. Management Agreement; Trademark License Agreement. Notwithstanding anything to the contrary set forth herein, Seller and Purchaser expect that an affiliate of Seller shall act as property manager of each Property beginning immediately after the Closing, pursuant to a management agreement substantially in the form attached hereto as Exhibit T (the "Management Agreement"). The parties agree, however, that the form attached hereto as Exhibit T shall be modified to accommodate any lockbox arrangement which may be required by Purchaser's lender. So long as an affiliate of Seller continues to serve as property manager of each Property pursuant to a Management Agreement, Seller shall grant a license to Purchaser permitting Purchaser to continue to use its trademark name, "Prime Outlets", in conjunction with the Property substantially in the form attached hereto as Exhibit U (the "Trademark License Agreement").

     40. Indemnity. Prime Realty, L.P., the general partner of each Seller, shall defend, indemnify and save Purchaser and its respective successors and assigns, harmless from any cost, loss damage or expense, including without limitation, reasonable attorneys' fees, incurred as a result of the Pending Litigation identified on Exhibit L hereto, unless such cost, loss, damage or expense results from the Purchaser's action or inaction. This indemnity shall survive Closing.

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                                    follow.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date the last party signs.

                    ANDERSON SELLER:

                    SHASTA OUTLET CENTER LIMITED PARTNERSHIP, a
                    Delaware limited partnership (doing business in California as Anderson Outlet Center
                    Limited Partnership)

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________



                    CALHOUN SELLER:

                    THE PRIME OUTLETS AT CALHOUN LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________

                    GAFFNEY SELLER:

                    CAROLINA FACTORY SHOPS LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________



                    LATHAM SELLER:

                    LATHAM FACTORY STORES LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________

                    LEE SELLERS:

                    THE PRIME OUTLETS AT LEE LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________



                    PRIME LEE DEVELOPMENT LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________

                    LODI SELLER:

                    BUCKEYE FACTORY SHOPS LIMITED PARTNERSHIP, a Delaware limited partnership

                    By: Prime Retail, L.P., a Delaware limited partnership, its general partner

                           By: Prime Retail, Inc., a Maryland corporation, its general partner

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________




                                   PURCHASER:

                                   PWG CAPITAL, LLC,
                                   a Delaware limited liability company

                                   By: ___________________________________(SEAL)
                                   Name: _______________________________________
                                   Title: ______________________________________
                                   Date: _______________________________________